Exhibit 4.1

TERM NOTE

$7,500,000	July 9, 2021

1. FOR VALUE RECEIVED, the receipt and sufficiency of which are hereby acknowledged, EVmo, Inc., a Delaware corporation (“Borrower”), hereby promises to pay to ENERGY IMPACT CREDIT FUND I LP, a Delaware limited partnership (“Lender”), up to SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000), or, if less, the outstanding principal amount of the Term Loans made by Lender to Borrower pursuant to the Agreement (as defined below) and evidenced by this Term Note, together with interest on the unpaid balance of such amount from the date of this Term Note. This Term Note is one of the Term Notes issued under the Term Loan, Guarantee and Security Agreement dated as of July 9, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) by and among Borrower, the other Credit Parties signatory thereto, Lender, the other lenders from time to time party thereto and EICF AGENT LLC, a Delaware limited liability company, as agent for the lenders (the “Agent”), to which a reference is made for a statement of all of the terms and conditions of the Term Loan evidenced hereby. Capitalized terms not defined in this Term Note shall have the respective meanings assigned to them in the Agreement. This Term Note is secured by the Collateral to the extent provided pursuant to the Loan Documents, and is entitled to the benefit of the rights and security provided thereby.

2. Interest on the outstanding principal balance under this Term Note is payable in the amounts set forth in the Agreement, including, if applicable, the Default Rate (in each case calculated in the manner specified in the Agreement), in immediately available Dollars at the time and in the manner specified in the Agreement. The outstanding principal and interest under this Term Note shall be immediately due and payable on the Maturity Date, and prior to the Maturity Date, such outstanding principal and accrued interest shall be due and payable in accordance with the Agreement.

3. This Term Note may be voluntarily prepaid on the terms and conditions set forth in the Agreement.

4. Payments received by Lender shall be applied against principal and interest as provided for in the Agreement. Except as otherwise provided for in this Term Note or the Agreement and to the fullest extent permitted by applicable law, Borrower waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all of the Obligations, the Loan Documents or this Term Note; (b) all rights to notice and a hearing prior to Agent’s or Lender’s taking possession or control of, or to Agent’s or Lender’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent or Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws.

5. Borrower acknowledges that this Term Note is executed as part of a commercial transaction and that the proceeds of this Term Note will not be used for any personal or consumer purpose.

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6. Borrower agrees to pay to Lender all Fees and expenses described in the Agreement.

7. Upon the occurrence and continuance of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable, all as provided in the Agreement.

8. BORROWER ACKNOWLEDGES THAT SUCH BORROWER HAS WAIVED THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ON THIS TERM NOTE. THIS TERM NOTE IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, intending to be legally bound, Borrower has caused this Term Note to be executed as of the date first written above.

BORROWER:

EVMO, Inc.

By:	/s/ Stephen M. Sanchez
Name:	Stephen M. Sanchez
Title:	Chief Executive Officer

By:	/s/ Ryan Saathoff
Name:	Ryan Saathoff
Title:	Chief Financial Officer

SIGNATURE PAGE

TERM NOTE

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